Exhibit 10.8(c)

SECOND AMENDMENT

THIS SECOND AMENDMENT (this “Second Amendment”) is made and entered into as of September 11, 2013, by and between CA-TOWERS AT SHORES CENTER LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and COHERUS BIOSCIENCES, INC., a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord and Tenant (formerly known as Biogenerics, Inc., a Delaware corporation) are parties to that certain lease dated September 26, 2011, as previously amended by that certain First Amendment entered into as of May 17, 2012 (the “First Amendment”) (as amended, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 8,503 rentable square feet (the “Premises”) described as Suite Nos. 200 and 295 on the second floor of the building commonly known as Towers @ Shores-201 Redwood Shores located at 201 Redwood Shores Parkway, Redwood City, California (the “Building”).

B.	The Lease will expire by its terms on September 30, 2013 (the “Existing Expiration Date”), and the parties wish to extend the term of the Lease on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Extension. The term of the Lease is hereby extended through September 30, 2016 (the “Extended Expiration Date”). The portion of the term of the Lease beginning on the date immediately following the Existing Expiration Date (the “Extension Date”) and ending on the Extended Expiration Date shall be referred to herein as the “Extended Term”.

2.	Base Rent. During the Extended Term, the schedule of Base Rent shall be as follows:

Period of Extended Term	Annual Rate Per Square Foot (rounded to the nearest 100th of a dollar)	Monthly Base Rent
10/1/2013 – 9/30/2014	$52.20	$36,988.05
10/1/2014 – 9/30/2015	$53.77	$38,100.53
10/1/2015 – 9/30/2016	$55.38	$39,241.35

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

Notwithstanding the foregoing, so long as no Default exists, Tenant shall be entitled to an abatement of Base Rent, in the amount of $36,988.05 per month, for the first two (2) full calendar months of the Extended Term.

3.	Additional Security Deposit. No additional security deposit shall be required in connection with this Second Amendment.

4.	Expenses and Taxes. During the Extended Term, Tenant shall pay for Tenant’s Share of Expenses and Taxes in accordance with the terms of the Lease; provided, however, that during the Extended Term, the Base Year for Expenses and Taxes shall be 2013.

5.	Improvements to Premises.

5.1.	Configuration and Condition of Premises. Tenant acknowledges that it is in possession of the Premises and agrees to accept it “as is” without any representation by Landlord regarding its configuration or condition and without any obligation on the part of Landlord to perform or pay for any alteration or improvement, except as may be otherwise expressly provided in this Second Amendment.

5.2.	Responsibility for Improvements to Premises. Landlord shall perform improvements to the Premises in accordance with the Work Letter attached hereto as Exhibit A.

6.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Second Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

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6.1	California Civil Code Section 1938. Pursuant to California Civil Code § 1938, Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52).

6.2	Confirmation of Expiration of Right of First Offer. Landlord and Tenant hereby acknowledge and confirm that the Right of First Offer granted to Tenant in Section 7.2 of the First Amendment has expired, is null and void, and is of no further force or effect.

6.3	Confirmation of Termination of Extension Option. Landlord and Tenant hereby acknowledge and confirm that the Extension Option granted to Tenant in Section 2 of Exhibit F to the Lease has expired, is null and void, and is of no further force or effect.

6.4	Clarification of Tenant Name. The Tenant named in the First Amendment was “Coherus Bioscience, Inc., a Delaware corporation.” The undersigned Tenant of this Second Amendment, Coherus Biosciences, Inc., a Delaware corporation, hereby represents and warrants to Landlord that (i) it is the same entity which executed the First Amendment as the tenant thereunder, (ii) the tenant named under such document was incorrectly named merely due to a typographical error and the undersigned Tenant is not aware of any entity named or known as Coherus Bioscience, Inc., a Delaware corporation, (iii) there are no other parties which may claim any interest of the tenant under the Lease, and (iv) the undersigned is fully obligated under the Lease effective as of the date of such document. The undersigned Tenant, Coherus Biosciences, Inc. agrees to indemnify and hold harmless Landlord and the Landlord Parties from and against all loss, damage, liability, and costs (including attorneys fees and court costs) which Landlord or the Landlord Parties may incur as a result of a breach of the foregoing representation and warranty.

6.5	California Civil Code Section 25402.10. If Tenant (or any party claiming by, through or under Tenant) pays directly to the provider for any energy consumed at the Building, Tenant, promptly upon request, shall deliver to Landlord (or, at Landlord’s option, execute and deliver to Landlord an instrument enabling Landlord to obtain from such provider) any data about such consumption that Landlord, in its reasonable judgment, is required to disclose to a prospective buyer, tenant or mortgage lender under California Public Resources Code § 25402.10 or any similar law.

7.	Miscellaneous.

7.1.	This Second Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Second Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Tenant shall not be entitled, in connection with entering into this Second Amendment, to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease, except as may be otherwise expressly provided in this Second Amendment.

7.2.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

7.3.	In the case of any inconsistency between the provisions of the Lease and this Second Amendment, the provisions of this Second Amendment shall govern and control.

7.4.	Submission of this Second Amendment by Landlord is not an offer to enter into this Second Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Second Amendment until Landlord has executed and delivered it to Tenant.

7.5.	Capitalized terms used but not defined in this Second Amendment shall have the meanings given in the Lease.

7.6.	Tenant shall indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers (other than Cornish & Carey Commercial) claiming to have represented Tenant in connection with this Second Amendment. Landlord shall indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Second Amendment. Tenant acknowledges that any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Second Amendment has been made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

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7.7.	If Tenant has any expansion right (whether such right is designated as a right of first offer, right of first refusal, expansion option or otherwise) that was granted to Tenant under the Lease (as determined without giving effect to this Second Amendment) and that, by virtue of this Second Amendment, will continue in effect during the Extended Term, then, from and after the Extension Date, such expansion right shall be subject and subordinate to any expansion right (whether such right is designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building or Related Buildings existing on the date of mutual execution and delivery hereof.

[SIGNATURES ARE ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Second Amendment as of the day and year first above written.

LANDLORD:

CA-TOWERS AT SHORES CENTER LIMITED
PARTNERSHIP, a Delaware limited partnership

By:	EOP OWNER GP L.L.C., a Delaware limited liability
company, its general partner

By:	/s/ Kenneth Young
Name:	Kenneth Young
Title:	Vice President – Leasing

TENANT:

COHERUS BIOSCIENCES, INC., a Delaware corporation

By:	/s/ Dennis M. Lanfear
Name:	Dennis M. Lanfear
Title:	President and Chief Executive Officer

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EXHIBIT A

WORK LETTER

THE TOWERS @ SHORES CENTER

201 REDWOOD SHORES

REDWOOD CITY, CALIFORNIA

As used in this Exhibit A (this “Work Letter”), the following terms shall have the following meanings: “Agreement” means the Second Amendment of which this Work Letter is a part. “Premises” means the Premises as defined in the Lease, as amended. “Tenant Improvements” means all improvements to be constructed in the Premises pursuant to this Work Letter. “Tenant Improvement Work” means the construction of the Tenant Improvements, together with any related work (including demolition) that is necessary to construct the Tenant Improvements.

1 COST OF TENANT IMPROVEMENT WORK. Except as provided in Sections 2.7.3 and 3.2.2 below, the Tenant Improvement Work shall be performed at Landlord’s expense.

2 ARCHITECTURAL PLANS.

2.1 Selection of Architect. Landlord shall retain the architect/space planner of Landlord’s choice (the “Architect”) to prepare the Architectural Drawings (defined in Section 2.5 below).

2.2 [Intentionally Omitted.]

2.3 Space Plan. Landlord and Tenant acknowledge that there is a space plan for the Premises dated June 19, 2013, prepared by ID/Architecture (the “Approved Space Plan”). All materials and finishes contemplated by the Approved Space Plan shall be deemed to be Building-standard unless otherwise expressly provided therein.

2.4 Additional Programming Information. Tenant shall deliver to Landlord, in writing, all information (including all interior and special finishes) that, together with the Approved Space Plan, is necessary to complete the Architectural Drawings, together with all information (including all electrical requirements, telephone requirements, special HVAC requirements, and plumbing requirements) that, when combined with the Architectural Drawings, will be necessary to complete the Engineering Drawings (collectively, the “Additional Programming Information”). The Additional Programming Information shall not increase the cost of the Tenant Improvement Work (as reasonably estimated by Landlord) and shall be (a) consistent with the Approved Space Plan, (b) consistent with Landlord’s requirements for avoiding aesthetic, engineering or other conflicts with the design and function of the balance of the Building (collectively, the “Landlord Requirements”), and (c) otherwise subject to Landlord’s reasonable approval. Landlord shall provide Tenant with notice approving or reasonably disapproving the Additional Programming Information within five (5) business days after the later of Landlord’s receipt thereof or the mutual execution and delivery of this Agreement. If Landlord disapproves the Additional Programming Information, Landlord’s notice of disapproval shall describe with reasonable specificity the basis for such disapproval and Tenant shall modify the Additional Programming Information and resubmit it for Landlord’s approval. Such procedure shall be repeated as necessary until Landlord has approved the Additional Programming Information. Such approved Additional Programming Information shall be referred to herein as the “Approved Additional Programming Information.” If requested by Tenant, Landlord, in its sole and absolute discretion, may assist Tenant, or cause the Architect and/or other contractors or consultants of Landlord to assist Tenant, in preparing all or a portion of the Additional Programming Information; provided, however, that, whether or not the Additional Programming Information is prepared with such assistance, Tenant shall be solely responsible for the timely preparation and delivery of the Additional Programming Information and for all elements thereof.

2.5 Architectural Drawings. After approving the Additional Programming Information, Landlord shall cause the Architect to prepare and deliver to Tenant the final architectural (and, if applicable, structural) working drawings for the Tenant Improvement Work that are in a form that (a) when combined with any Approved Additional Programming Information that is not expressly incorporated into such working drawings, will be sufficient to enable the Contractor and its subcontractors to bid on the work and prepare the Engineering Drawings, and (b) when accompanied by any Engineering Drawings that satisfy the Engineering Requirements (defined in Section 3.2.1 below), will be sufficient to obtain the Permits (defined in Section 3.2.3 below) (the “Architectural Drawings”). The Architectural Drawings shall conform to the Approved Space Plan and the Approved Additional Programming Information. The Architect’s preparation and delivery of the Architectural Drawings shall occur within 15 business days after the later of Landlord’s approval of the Additional Programming Information or the mutual execution and delivery of this Agreement. Tenant shall approve or disapprove the Architectural Drawings by notice to Landlord. If Tenant disapproves the Architectural Drawings, Tenant’s notice of disapproval shall specify any revisions Tenant desires in the Architectural Drawings. After receiving such notice of disapproval, Landlord shall cause the Architect to revise the Architectural Drawings and resubmit them to Tenant, taking into account the reasons for Tenant’s disapproval; provided, however, that Landlord shall not be required to cause the Architect to make any revision to the Architectural Drawings that (a) would increase the cost of the Tenant Improvement Work (as reasonably estimated by Landlord), (b) conflicts with the Approved Space Plan or the Landlord Requirements, or (c) is otherwise reasonably disapproved by Landlord. Such revision and resubmission shall occur within five (5) business days after the later of Landlord’s receipt of Tenant’s notice of disapproval or the mutual execution and delivery of this Agreement if such revision is not material, and within such longer period of time as may be reasonably necessary (but not more than 15 business days after the later of such receipt or such mutual execution and delivery) if such revision is material. Such procedure shall be repeated as necessary until Tenant has approved the Architectural Drawings. Such approved Architectural Drawings shall be referred to herein as the “Approved Architectural Drawings.” Landlord and Tenant acknowledge that, as of the date of mutual execution and delivery of this Agreement, Landlord has previously delivered to Tenant, and Tenant is reviewing but has not yet approved, the Architectural Drawings dated June 19, 2013, prepared by ID/Architecture, as required under this Section 2.5.

2.6 [Intentionally Omitted.]

2.7 Revisions to Approved Architectural Drawings or Approved Additional Programming Information.

2.7.1 Approved Architectural Drawings. If Tenant requests any revision to the Approved Architectural Drawings, Landlord shall provide Tenant with notice approving or reasonably disapproving such revision, and, if Landlord approves such revision, Landlord shall have such revision made and delivered to Tenant, together with notice of any resulting change in the estimated total cost associated with the Tenant Improvement Work, within 10 business days after the later of Landlord’s receipt of such request or the mutual execution and delivery of this Agreement if such revision is not material, and within such longer period of time as may be reasonably necessary (but not more than 15 business days after the later of such receipt or such execution and delivery) if such revision is material, whereupon Tenant, within one (1) business day, shall notify Landlord whether it desires to proceed with such revision. If Landlord has begun performing the Tenant Improvement Work, then, in the absence of such authorization, Landlord shall have the option to continue such performance disregarding such revision. Landlord shall not revise the Approved Architectural Drawings without Tenant’s consent, which shall not be unreasonably withheld or conditioned. Tenant shall approve, or reasonably disapprove (and state, with reasonable specificity, its reasons for disapproving), any revision to the Approved Architectural Drawings within two (2) business days after receiving Landlord’s request for approval thereof. For purposes hereof, any change order affecting the Approved Architectural Drawings shall be deemed a revision to the Approved Architectural Drawings.

2.7.2 Approved Additional Programming Information. If Tenant requests Landlord’s approval of any revision to the Approved Additional Programming Information, Landlord shall provide Tenant with notice approving or reasonably disapproving such revision, together with notice of any resulting change in the estimated total cost associated with the Tenant Improvement Work, within five (5) business days after the later of Landlord’s receipt of such request or the mutual execution and delivery of this Agreement, whereupon Tenant, within one (1) business day, shall notify Landlord whether it desires to proceed with such revision. If Landlord has begun performing the Tenant Improvement Work, then, in the absence of such authorization, Landlord shall have the option to continue such performance disregarding such revision. Landlord shall not revise the Approved Additional Programming Information without Tenant’s consent, which shall not be unreasonably withheld or conditioned. Tenant shall approve, or reasonably disapprove (and state, with reasonable specificity, its reasons for disapproving), any revision to the Approved Additional Programming Information within two (2) business days after receiving Landlord’s request for approval thereof.

2.7.3 Costs of Revisions. Tenant shall reimburse Landlord, immediately upon demand, for any increase in the total cost associated with the Tenant Improvement Work that results from any revision to the Approved Space Plan or Approved Architectural Drawings requested by Tenant or any revision to the Approved Additional Programming Information made by Tenant, including, in each case, any cost of preparing or reviewing such revision.

2.8 Tenant’s Approval Deadline. Tenant shall approve the Architectural Drawings pursuant to Section 2.5 above on or before Tenant’s Approval Deadline (defined below). As used in this Work Letter, “Tenant’s Approval Deadline” means the date occurring two (2) weeks after the mutual execution and delivery of this Agreement; provided, however, that Tenant’s Approval Deadline shall be extended by one (1) day for each day, if any, by which Tenant’s approval of the Approved Space Plan and Architectural Drawings pursuant to Section 2.5 above is delayed by any failure of Landlord to perform its obligations under this Section 2.

3 CONSTRUCTION.

3.1 Contractor. Landlord shall retain a contractor of its choice (the “Contractor”) to (a) prepare the engineering working drawings relating to the mechanical, electrical, plumbing, fire-alarm and fire sprinkler work in the Premises (the “Engineering Drawings”), and (b) perform the Tenant Improvement Work. In addition, Landlord may select and/or approve of any subcontractors, mechanics and materialmen used in connection with the preparation of the Engineering Drawings or the performance of the Tenant Improvement Work.

3.2 Engineering Drawings.

3.2.1 Preparation. Within 10 business days after the later of Tenant’s approval of the Architectural Drawings pursuant to Section 2.5 above or the mutual execution and delivery of this Agreement, Landlord shall cause the Contractor to prepare and deliver to Tenant Engineering Drawings that conform to the Approved Architectural Drawings, the Approved Additional Programming Information, and the first sentence of Section 4 below (collectively, the “Engineering Requirements”). Tenant shall approve, or reasonably disapprove (and state, with reasonable specificity, its reasons for disapproving), the Engineering Drawings within two (2) business days after receiving them. After receiving any such notice of reasonable disapproval, Landlord shall cause the Contractor to revise the Engineering Drawings and resubmit them to Tenant, taking into account the reasons for Tenant’s disapproval; provided, however, that Landlord shall not be required to make any revision to the Engineering Drawings that conflicts with the Engineering Requirements or the Landlord Requirements or is otherwise reasonably disapproved by Landlord. Such procedure shall be repeated as necessary until Tenant has reasonably approved the Engineering Drawings. Such approved Engineering Drawings shall be referred to herein as the “Approved Engineering Drawings”.

3.2.2 Revisions. If Tenant requests any revision to the Approved Engineering Drawings, Landlord shall provide Tenant with notice approving or reasonably disapproving such revision, and, if Landlord approves such revision, Landlord shall have such revision made and delivered to Tenant, together with notice of any resulting change in the estimated total cost associated with the Tenant Improvement Work, within five (5) business days after the later of Landlord’s receipt of such request or the mutual execution and delivery of this Agreement if such revision is not material, and within such longer period of time as may be reasonably necessary (but not more than 10 business days after the later of such receipt or such execution and delivery) if such revision is material, whereupon Tenant, within one (1) business day, shall notify Landlord whether it desires to proceed with such revision. If Landlord has begun performing the Tenant Improvement Work, then, in the absence of such authorization, Landlord shall have the option to continue such performance disregarding such revision. Landlord shall not revise the Approved Engineering Drawings without Tenant’s consent, which shall not be unreasonably withheld or conditioned. Tenant shall approve, or reasonably disapprove (and state, with reasonable specificity, its reasons for disapproving), any revision to the Approved Engineering Drawings within two (2) business days after receiving Landlord’s request for approval thereof. Any change order affecting the Approved Engineering Drawings shall be deemed a revision to the Approved Engineering Drawings. Tenant shall reimburse Landlord, immediately upon demand, for any increase in the total cost associated with the Tenant Improvement Work that results from any revision to the Approved Engineering Drawings requested by Tenant, including the cost of preparing such revision.

3.2.3 Permits. After the Architectural Drawings and the Engineering Drawings have been approved by Landlord and Tenant, Landlord shall cause the Contractor to submit the Approved Architectural Drawings and the Approved Engineering Drawings (collectively, the “Approved Construction Drawings”) to the appropriate municipal authorities and otherwise apply for and obtain from such authorities all permits necessary for the Contractor to complete the Tenant Improvement Work (the “Permits”). Tenant shall cooperate with Landlord and the Contractor to enable the Contractor to obtain the Permits as soon as possible.

3.3 Construction.

3.3.1 Performance of Tenant Improvement Work. Landlord shall cause the Contractor to perform the Tenant Improvement Work in accordance with the Approved Construction Drawings.

3.3.2 Contractor’s Warranties. Tenant waives all claims against Landlord relating to any defects in the Tenant Improvements; provided, however, that if, within 30 days after “substantial completion” of the Tenant Improvement Work, Tenant provides notice to Landlord of any non-latent defect in the Tenant Improvements, or if, within 11 months after substantial completion of the Tenant Improvement Work, Tenant provides notice to Landlord of any latent defect in the Tenant Improvements, then Landlord shall, at its option, either (a) assign to Tenant any right Landlord may have under the

Construction Contract (defined below) to require the Contractor to correct, or pay for the correction of, such defect, or (b) at Tenant’s expense, use reasonable efforts to enforce such right directly against the Contractor for Tenant’s benefit. As used in this Work Letter, “Construction Contract” means the construction contract between Landlord and the Contractor pursuant to which the Tenant Improvements will be constructed.

4 COMPLIANCE WITH LAW; SUITABILITY FOR TENANT’S USE. Landlord shall (a) cause the Architectural Drawings and the Engineering Drawings, other than any Tenant Revision (defined below), to comply with Law, and (b) cause the Architect or the Contractor, as applicable, to use the Required Level of Care (defined below) to cause any Tenant Revision to comply with Law; provided, however, that Landlord shall not be responsible for any violation of Law resulting from any particular use of the Premises (as distinguished from general office use). As used herein, “Tenant Revision” means any revision to the Approved Space Plan or the Approved Construction Drawings made or requested by Tenant. As used herein, “Required Level of Care” means the level of care that reputable architects and engineers customarily use to cause architectural and engineering plans, drawings and specifications to comply with Law where such plans, drawings and specifications are prepared for spaces in buildings comparable in quality to the Building. Except as provided above in this Section 4, Tenant shall be responsible for ensuring that the Approved Space Plan, the Additional Programming Information, the Architectural Drawings and the Engineering Drawings (collectively, the “Plans”) are suitable for Tenant’s use of the Premises and comply with Law, and neither the preparation of any of the Plans by the Architect or the Contractor nor Landlord’s approval of the Plans shall relieve Tenant from such responsibility. To the extent that either party (the “Responsible Party”) is responsible under this Section 4 for causing the Plans to comply with Law, the Responsible Party may contest any alleged violation of Law in good faith, including by seeking a waiver or deferment of compliance, asserting any defense allowed by Law, and exercising any right of appeal (provided that the other party incurs no liability as a result of such contest and that, after completing such contest, the Responsible Party makes any modification to the Plans or any alteration to the Premises that is necessary to comply with any final order or judgment).

5 COMPLETION. Tenant acknowledges and agrees that the Tenant Improvement Work may be performed during normal business hours before or after the Extension Date. Landlord and Tenant shall cooperate with each other in order to enable the Tenant Improvement Work to be performed in a timely manner and with as little inconvenience to the operation of Tenant’s business as is reasonably possible. Notwithstanding any contrary provision of this Agreement, any delay in the completion of the Tenant Improvement Work or inconvenience suffered by Tenant during the performance of the Tenant Improvement Work shall not delay the Extension Date, nor shall it subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of rent or other sums payable under the Lease. Notwithstanding any contrary provision of this Agreement, if, as a result of Tenant’s breach of this Section 5 or Section 2.8 above, the Tenant Improvement Work or any portion thereof is not completed by December 31, 2013, Landlord shall have no further obligation to perform or pay for such Tenant Improvement Work. As used in this Work Letter, “substantial completion” shall mean the completion of the Tenant Improvement Work pursuant to the Approved Architectural Drawings and Engineering Drawings (as reasonably determined by Landlord), with the exception of any details of construction, mechanical adjustment or any other similar matter the non-completion of which does not materially interfere with Tenant’s use of the Premises.

6 MISCELLANEOUS. Notwithstanding any contrary provision of this Agreement, if Tenant defaults under this Agreement or the Lease before the Tenant Improvement Work is completed, Landlord’s obligations under this Work Letter shall be excused until such default is cured and Tenant shall be responsible for any resulting delay in the completion of the Tenant Improvement Work. This Work Letter shall not apply to any space other than the Premises.

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